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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221410

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 13, 2017

Preliminary Prospectus Supplement
(To Prospectus dated November 8, 2017)

$

Carlisle Companies Incorporated

        % Notes due 20

        % Notes due 20

        We are offering $            aggregate principal amount of our        % Notes due 20    (the "20    Notes") and $            aggregate principal amount of our        % Notes due 20    (the "20    Notes", and, together with the 20    Notes, the "Notes"). The 20    Notes will mature on                        , 20    . The 20    Notes will mature on                        , 20    . We will pay interest on the Notes semi-annually in arrears on each            and                          , commencing                        , 2018.

        We may redeem the Notes, at our option, at any time in whole or from time to time in part, at the applicable redemption prices described in this prospectus supplement under the heading "Description of the Notes—Optional Redemption." If a Change of Control Triggering Event as described herein occurs and we have not exercised our option to redeem the Notes, we will be required to offer to repurchase the Notes at the repurchase price described in this prospectus supplement under the heading "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event."

        The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness from time to time outstanding.

        The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or on any automated dealer quotation system.

        Investing in the Notes involves risks. See "Risk Factors," which begins on page S-13 of this prospectus supplement.

	Per 20 Note	Total	Per 20 Note	Total

Public offering price(1)%		$	%	$

Underwriting discount	%	$	%	$

Proceeds to us, before expenses	%	$	%	$

(1)
Plus accrued interest from November     , 2017, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, including its participants Clearstream Banking S.A., and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about November     , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	SunTrust Robinson Humphrey	Wells Fargo Securities

November     , 2017

Prospectus Supplement

        We have not, and the underwriters have not, authorized any other person to provide you with any information or make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any permitted free writing prospectus that we have prepared. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this offering and other matters relating to us and the Notes we are offering. The second part, which is the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the Notes offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

        In this prospectus supplement, the terms "Carlisle," "we," "our," "us," and "the Company" refer to Carlisle Companies Incorporated and its wholly owned subsidiaries and any other divisions or subsidiaries.

SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision. You should consider the issues discussed, or incorporated by reference, in the "Risk Factors" section of this prospectus supplement in evaluating your investment decision in the Notes.

 The Company

        Carlisle was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, whose operations began in 1917, and its wholly-owned subsidiaries. Carlisle is a diversified manufacturing company which manufactures and distributes a broad range of products and manages its businesses under the following segments:

  •
  Carlisle Construction Materials ("CCM" or "Construction Materials")

  •
  Carlisle Interconnect Technologies ("CIT" or "Interconnect Technologies")

  •
  Carlisle Fluid Technologies ("CFT" or "Fluid Technologies")

  •
  Carlisle Brake & Friction ("CBF" or "Brake & Friction")

  •
  Carlisle FoodService Products ("CFS" or "FoodService Products")

        Financial information for operations by reportable business segment is included in the following summary:

(in millions)	2016		2015	2014
Net Sales to Unaffiliated Customers
Carlisle Construction Materials	$2,052.6		$2,002.6	$1,935.4
Carlisle Interconnect Technologies	834.6		784.6	669.1
Carlisle Fluid Technologies	269.4		203.2	—
Carlisle Brake & Friction	268.6		310.2	355.3
Carlisle FoodService Products	250.2		242.6	244.2

Total	$3,675.4		$3,543.2	$3,204.0

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$430.5		$351.1	$268.8
Carlisle Interconnect Technologies	144.4		141.6	132.2
Carlisle Fluid Technologies	33.1		20.8	—
Carlisle Brake & Friction	(135.7	)(1)	17.3	26.8
Carlisle FoodService Products	31.5		27.3	29.6
Corporate(2)	(62.7)		(56.2)	(49.1)

Total	$441.1		$501.9	$408.3

Identifiable Assets(3)
Carlisle Construction Materials	$891.6		$899.2	$915.1
Carlisle Interconnect Technologies	1,446.3		1,264.0	1,296.3
Carlisle Fluid Technologies	640.9		659.5	—
Carlisle Brake & Friction	389.9		553.0	591.3
Carlisle FoodService Products	206.1		199.0	198.4
Corporate(4)	391.0		376.2	753.8

Total	$3,965.8		$3,950.9	$3,754.9

(1)
Includes $141.5 million goodwill and intangible asset impairment.

(2)
Includes general corporate expenses.

(3)
Prior year amounts were reclassified to reflect the adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

(4)
Consists primarily of cash and cash equivalents, deferred taxes and other invested assets.

Construction Materials

        The Construction Materials segment is a market leader in designing, manufacturing and selling rubber ("EPDM"), thermoplastic polyolefin ("TPO") and polyvinyl chloride membrane ("PVC") and metal roofing systems. CCM also manufactures and distributes energy-efficient rigid foam insulation panels for all roofing applications. Roofing materials and insulation are sold together in warranted systems or separately in non-warranted systems to the new construction, re-roofing and maintenance, general construction and industrial markets. Through its coatings and waterproofing operations, this segment manufactures and sells liquid and spray-applied waterproofing membranes, vapor and air barriers, roofing underlayments, and HVAC duct sealants and hardware for the commercial and residential construction markets. Through its Insulfoam division, the segment manufactures block molded expanded polystyrene ("EPS") for a variety of end markets, predominantly roofing and waterproofing. The majority of CCM's products are sold through a network of authorized sales representatives and distributors.

        CCM operates manufacturing facilities located throughout the United States, its primary market, and in Germany, the Netherlands and Romania. Insulation facilities are located in Montgomery, New York; Franklin Park, Illinois; Lake City, Florida; Terrell, Texas; Smithfield, Pennsylvania; Tooele, Utah; and Puyallup, Washington. EPDM manufacturing operations are located in Carlisle, Pennsylvania; Greenville, Illinois; Kampen, the Netherlands; and in Hamburg and Waltershausen, Germany. TPO facilities are located in Senatobia, Mississippi; Tooele, Utah; and Carlisle, Pennsylvania. Metal roofing facilities are located in Denver, Colorado; Tampa, Florida; Louisville, Kentucky; Elkridge, Maryland; and Levittown, Pennsylvania. Coatings and waterproofing manufacturing operations include four production facilities in North America and one in the United Kingdom. EPS operations are located in nine production and fabrication facilities across the United States. CCM also has a PVC manufacturing plant in Greenville, Illinois.

        Raw materials for this segment include EPDM polymer, TPO polymer, carbon black, processing oils, solvents, asphalt, methylene diphenyldiisocyanate (MDI), polyol, polyester fabric, black facer paper, oriented strand board, clay and various packaging materials. Critical raw materials generally have at least two vendor sources to better assure adequate supply. For raw materials that are single sourced, the vendor typically has multiple processing facilities.

        Sales and earnings for CCM tend to be somewhat higher in the second and third quarters due to increased construction activity during those periods.

        CCM serves a large and diverse customer base; however, in 2016 two distributor customers represented approximately 34% of this segment's net sales, but neither customer represented 10% of the Company's consolidated net sales. The loss of either of these customers could have a material adverse effect on this segment's net sales and cash flows.

        This segment faces competition from numerous parties that produce roofing, insulation and waterproofing products for commercial and residential applications. The level of competition within this market varies by product line. As one of four major manufacturers in the single-ply roofing industry, CCM competes through innovative products, long-term warranties and customer service. CCM offers separately-priced extended warranty contracts on its installed roofing systems, ranging from five years to 40 years and, subject to certain exclusions, covering leaks in the roofing system attributable to a problem with the particular product or the installation of the product. In order to qualify for the warranty, the building owner must have the roofing system installed by an independent authorized roofing contractor trained by CCM to install its roofing systems.

Interconnect Technologies

        The Interconnect Technologies segment is a market leader in designing,manufacturing and selling high-performance wire, cable, connectors, contacts and cable assemblies, as well as satellite communication equipment, for the transfer of power and data primarily for the aerospace, medical, defense electronics, test and measurement equipment and select industrial markets. This segment operates manufacturing facilities in the United States, Switzerland, China, Mexico and the United Kingdom, with the United States, Europe and China being the primary target markets for sales. Sales are made by direct sales personnel and independent sales representatives.

        Raw materials for this segment include gold, copper conductors that are plated with tin, nickel, or silver, polyimide tapes, polytetrafluoroethylene ("PTFE") tapes, PTFE fine powder resin, thermoplastic resins, stainless steel, beryllium copper rod, machined metals, plastic parts and various marking and identification materials. Key raw materials are typically sourced worldwide and have at least two supplier sources to better assure adequate supply.

        Sales and earnings of the Interconnect Technologies segment are generally not seasonal in nature.

        The majority of CIT's sales are from made-to-order products, resulting in inventories purchased on demand.

        CIT serves a large and diverse customer base; however, in 2016 one customer represented approximately 22% of this segment's net sales, but did not represent 10% of the Company's consolidated net sales. The loss of this customer could have a material adverse effect on this segment's net sales and cash flows.

        The Interconnect Technologies segment faces competition from numerous competitors within each of the markets it serves. While product specifications, certifications and life cycles vary by market, the Interconnect Technologies segment primarily positions itself to gain design specification for customer platforms or products with long life cycles and high barriers to entry such as in the aerospace and medical markets that generally have high standards for product certification as deemed by the Federal Aviation Administration ("FAA") and Food and Drug Administration ("FDA"), respectively. The Interconnect Technologies segment competes primarily on the basis of its product performance and its ability to meet its customers' highly specific design, engineering and delivery needs on a timely basis. Relative to many of its competitors that are large multi-national corporations, the Interconnect Technologies segment retains the ability to remain agile and respond quickly to customer needs and market opportunities.

Fluid Technologies

        Acquired in April 2015, the Fluid Technologies segment is a market leader in designing, manufacturing and selling highly-engineered liquid and powder finishing equipment and system components primarily in the automotive, automotive refinishing, aerospace, agriculture, construction, marine and rail industries. The business operates manufacturing and assembly facilities in the United States, Mexico, Brazil, the United Kingdom, Germany, Switzerland, China and Japan, with approximately 60% of its sales outside the United States. The Fluid Technologies segment manufactures and sells products that are sold under the brand names of Binks®, DeVilbiss®, Ransburg®, BGK® and MS Powder®. The majority of sales into these industries are made through a worldwide network of distributors, national accounts, integrators, and some direct to end-user sales. These business relationships are managed primarily through direct sales personnel worldwide.

        Key raw materials for this segment include carbon and various grades of stainless steel, brass, aluminum, copper, machined metals, carbide, machined plastic parts and PTFE. Key raw materials are typically sourced worldwide and have at least two vendor sources to better assure adequate supply.

        Approximately 20% to 25% of CFT's annual net sales are for the development and assembly of large fluid handling or other application systems projects. Timing of these system sales can result in sales that are higher in certain quarters versus other quarters within the same calendar year. In addition, timing of system sales may cause significant year over year sales variances.

        CFT serves a large and diverse customer base. The loss of any single customer would not have a material adverse effect on this segment's net sales and cash flows.

        The Fluid Technologies segment competes against both regional and international manufacturers. Major competitive factors include innovative designs, the ability to provide customers with lower cost of ownership than its competitors, dependable performance and high quality at a competitive price. Fluid Technologies' ability to spray, mix, or deliver a wide range of coatings, applied uniformly in exact increments, is critical to the overall appearance and functionality of the finished product. The segment's installed base of global customers is supported by a worldwide distribution network with the ability to deliver critical spare parts and other services. Brands that are well recognized and respected internationally, combined with a diverse base of customers, applications and industries served, positions the Fluid Technologies segment to continue designing patented, innovative equipment and solutions for customers across the globe.

Brake & Friction

        The Brake & Friction segment is a market leader in designing, manufacturing and selling high-performance braking products and systems and clutch transmission friction products for off-highway, on-highway, aircraft and other industrial applications. CBF also includes the performance racing group which designs, manufactures and sells high-performance motorsport braking products. The Brake & Friction segment manufactures and sells products which are sold under several brand names, such as Hawk®, Wellman® and Velvetouch®. CBF's products are sold by direct sales personnel to Original Equipment Manufacturers ("OEMs"), mass merchandisers and various wholesale and industrial distributors around the world, including North America, Europe, Asia, South America and Africa. Key markets served include construction, agriculture, mining, aircraft, heavy truck and performance racing. Manufacturing facilities are located in the United States, the United Kingdom, Italy, China, Japan and India, where we have established a light manufacturing presence.

        The brake manufacturing operations require the use of various metal products such as castings, pistons, springs and bearings. With respect to friction products, the raw materials used are fiberglass, phenolic resin, metallic chips, copper and iron powders, steel, custom-fabricated cellulose sheet and various other organic materials. Raw materials are sourced worldwide to better assure adequate supply and critical raw materials generally have at least two vendor sources.

        CBF serves a large and diverse customer base; however, in 2016 one customer represented approximately 18% of this segment's net sales, but did not represent 10% of the Company's consolidated net sales. The loss of this customer could have a material adverse effect on this segment's net sales and cash flows.

        This segment strives to be a market leader by competing globally against regional and international manufacturers. Few competitors participate in all served markets. A majority participate in only a few of CBF's served markets on a regional or global basis. Markets served are competitive and the major competitive factors include product performance, quality, product availability and price. The relative importance of these competitive factors varies by market segment and channel.

FoodService Products

        The FoodService Products segment is a market leader in designing, manufacturing and selling commercial foodservice and janitorial products with three main focus markets. CFS is a leading provider of (i) tabletop dining supplies, table coverings and display serving ware, (ii) food preparation, storage and handling and transport supplies and tools, and (iii) cleaning and sanitation tools and waste handling for restaurants, hotels, hospitals, nursing homes, business and industry work sites and education and government facilities. CFS's Dinex brand business is a leading provider of healthcare meal delivery systems for in-room and mobile dining for acute care hospital patients and senior assisted living residents. CFS's Sanitary Maintenance Products group is a leading provider of Sparta brand cleaning brushes, floor care supplies and waste handling for janitorial professionals managing cleaning and maintenance for commercial, industrial and institutional facilities. On January 9, 2017, we acquired San Jamar, a leading provider of universal dispensing systems and food safety products for foodservice and hygiene applications. San Jamar designs and distributes dispensers for paper towels, tissue, soap and air purification as well as personal and food safety products for commercial and institutional foodservice and sanitary maintenance customers.

        CFS operates manufacturing facilities in the United States and Mexico. Sales are primarily in North America. CFS's product line is distributed from three primary distribution centers located in Charlotte, North Carolina; Oklahoma City, Oklahoma; and Batavia, Illinois, to wholesalers, distributors and dealers. These distributor and dealer customers, in turn, sell to restaurant, hotel and onsite foodservice operators and sanitary maintenance professionals. Distributors and dealer business relationships are managed through both direct sales personnel and subcontracted manufacturer representatives. With the acquisition of San Jamar, CFS added one additional distribution center in Elkhorn, Wisconsin.

        Raw materials used by the FoodService Products segment include polymer resins, stainless steel and aluminum. Key raw materials are sourced nationally from recognized suppliers of these materials.

        The FoodService Products segment serves a large and diverse customer base; however, in 2016 three distributor customers together represented approximately 26% of this segment's net sales, none of which represented 10% of the Company's consolidated net sales. The loss of one of these distributor customers could have a material adverse effect on this segment's net sales and cash flows.

        The FoodService Products segment is engaged in markets that are generally highly competitive and competes equally on price, service and product performance.

Management Philosophy/Business Strategy

        We strive to be the market leader of highly-engineered products in the various markets we serve. We are dedicated to achieving low-cost positions and providing service excellence based on, among other things, superior quality, on-time delivery and short cycle times.

        The presidents of the various operating companies are given considerable autonomy and have a significant level of independent responsibility for their businesses and their performance. The Company believes that this structure encourages entrepreneurial action and enhances responsive decision making thereby enabling each operation to better serve its customers and react quickly to its customers' needs.

        The role of executive management is to (i) provide general management oversight and counsel, (ii) manage the Company's portfolio of businesses including identifying acquisition candidates and assisting in acquiring candidates identified by the operating companies, as well as identifying businesses for divestiture in an effort to optimize the portfolio, (iii) allocate and manage capital, (iv) evaluate and motivate operating management personnel and (v) provide selected other services.

        The Company utilizes its Carlisle Operating System ("COS"), a manufacturing structure and strategy deployment system based on lean enterprise and six sigma principles, to drive operational improvements. COS is a continuous improvement process that defines the way the Company does business. Waste is eliminated and efficiencies improved enterprise wide, allowing us to increase overall profitability. Improvements are not limited to production areas, as COS is also driving improvements in new product innovation, engineering, supply chain management, warranty and product rationalization. COS has created a culture of continuous improvement across all aspects of our business operations.

        The Company has a long-standing acquisition strategy. Traditionally, we have focused on strategic acquisitions or acquiring new businesses that can be added to existing operations. In addition, the Company considers acquiring new businesses that can operate independently from other Carlisle companies. Factors considered in making an acquisition include consolidation opportunities, technology, customer dispersion, operating capabilities and growth potential. We acquired three businesses during 2016, which complement our existing Interconnect Technologies and Fluid Technologies segments, and we completed acquisitions in 2017 that will expand our FoodService Products and Construction Materials segments. We have also pursued the sale of operating divisions when it is determined they no longer fit within the Company's long-term goals or strategy. We are currently evaluating businesses in connection with our acquisition strategy and portfolio optimization.

Recent Developments

        As described above, our business strategy includes acquiring businesses in line with our long term objectives. In evaluating our existing operations, we also identify businesses for divestiture in an effort to optimize our portfolio.

        On September 29, 2017, Carlisle Construction Materials, LLC ("Carlisle Construction"), a Delaware limited liability company and wholly owned subsidiary of the Company, entered into a Securities Purchase Agreement (the "Purchase Agreement") with Accella Performance Materials LLC, a Delaware limited liability company and Accella Holdings LLC, a Delaware limited liability company (together, "Accella"). Accella, operating through its subsidiaries, is a North American specialty polyurethanes platform, offering a broad range of polyurethane products and solutions across a broad diversity of markets and applications. On November 1, 2017, the Company, through Carlisle Construction, acquired all of the issued and outstanding equity interests in Accella and its direct and indirect subsidiaries pursuant to the Purchase Agreement, for cash consideration of $670 million. Accella, headquartered in Maryland Heights, Missouri, has annualized revenue of approximately $430 million.

Other

        Our executive offices are located at 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. The Company's main telephone number is (480) 781-5000. Our Company website is www.carlisle.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

 The Offering

        The following is a summary of the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the Notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus.

Issuer	Carlisle Companies Incorporated
Notes Offered	$ aggregate principal amount, consisting of:
$ aggregate principal amount of % Notes due 20 .
$ aggregate principal amount of % Notes due 20 .
Maturity	The 20 Notes will mature on , 20 and the 20 Notes will mature on , 20 , unless the Notes of such series are redeemed in whole as described below under "Description of Notes—Optional Redemption."
Interest Rate	The 20 Notes will bear interest from , 2017 at the rate of % per annum, payable semi-annually in arrears.
The 20 Notes will bear interest from , 2017 at the rate of % per annum, payable semi-annually in arrears.
Interest Payment Dates	Each and , commencing , 2018. Interest on the Notes being offered by this prospectus supplement will accrue from November , 2017.
Ranking

The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries. As of September 30, 2017, we had approximately $785 million of indebtedness outstanding, of which approximately $200,000 consisted of indebtedness of our subsidiaries.

Optional Redemption

Prior to                    , 20      , in the case of the 20      Notes, and                    , 20      , in the case of the 20      Notes, (          months and            months prior to maturity of the 20      Notes and the 20      Notes, respectively) (each, the applicable "Par Call Date"), we may redeem the Notes at our option, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the rem aining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the applicable Par Call Date (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus            basis points and            basis points for the 20      Notes and the 20      Notes, respectively, plus, in each case, accrued and unpaid interest to the redemption date.

On or after                        , 20      , in the case of the 20      Notes, and                        , 20      , in the case of the 20      Notes, (      months and      months prior to maturity of the 20      Notes and the 20      Notes, respectively), we may redeem the Notes at our option, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

See "Description of the Notes—Optional Redemption."
Offer to Purchase Upon Change of Control Triggering Event

Upon the occurrence of a "Change of Control Triggering Event," as defined under "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event," we will be required to make an offer to repurchase the Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event."

Certain Covenants

The indenture governing the Notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets and engage in sale and leaseback transactions. These covenants are subject to a number of important limitations and exceptions. See the section in the accompanying prospectus entitled "Description of Debt Securities—Covenants Applicable to Our Senior Securities."

Use of Proceeds

We will use the net proceeds from the sale of the Notes to repay outstanding indebtedness under our credit facility, including indebtedness incurred to fund the acquisition of Accella, and for general corporate purposes. See "Use of Proceeds" in this prospectus supplement.

Conflicts of Interest

Certain underwriters or certain of their affiliates are lenders under our credit facility. As described in "Use of Proceeds, " we will use the net proceeds from this offering to repay indebtedness outstanding under our credit facility. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority ("FINRA"). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121 and, as a result, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of securities that are rated investment grade, as defined by FINRA Rule 5121.

Additional Notes

The 20      Notes will initially be limited to $        aggregate principal amount and the 20      Notes will initially be limited to $        aggregate principal amount. We may, from time to time, without the consent of the existing holders of the Notes of a series, issue additional notes of such series under the indenture having the same terms in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the relevant series of Notes.

Risk Factors	Investing in the Notes involves risks. See "Risk Factors" beginning on page S-13 for a discussion of the factors you should consider carefully before deciding to invest in the Notes.
Governing Law	The Notes and the indenture will be governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent	U.S. Bank National Association.

RISK FACTORS

        Your investment in the Notes involves certain risks. Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus, and the documents incorporated herein by reference, including our periodic reports filed with the SEC. For example, our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 contain a discussion of significant risks that could be relevant to an investment in the Notes. See "Where You Can Find More Information" in the accompanying prospectus.

Risks Related to Our Business

Several of the market segments that the Company serves are cyclical and sensitive to domestic and global economic conditions.

        Several of the market segments in which the Company sells its products are, to varying degrees, cyclical, and may experience periodic downturns in demand. For example, the Brake & Friction segment is susceptible to downturns in the construction, agriculture and mining industries, the Interconnect Technologies segment is susceptible to downturns in the commercial airline industry, and the Construction Materials segment is susceptible to downturns in the commercial construction industry. In addition, both the Interconnect Technologies segment and the Brake & Friction segment may be negatively impacted by reductions in military spending.

        Current uncertainty regarding global economic conditions may have an adverse effect on the businesses, results of operations and financial condition of the Company and its customers, distributors and suppliers. Among the economic factors which may affect performance are: manufacturing activity, commercial and residential construction, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. These effects may, among other things, negatively impact the level of purchases, capital expenditures and creditworthiness of the Company's customers, distributors and suppliers, and therefore, the Company's results of operations, margins and orders. The Company cannot predict if, when, or how much worldwide economic conditions will fluctuate. These conditions are highly unpredictable and beyond the Company's control. If these conditions deteriorate, however, the Company's business, financial condition, results of operations and cash flows could be materially adversely affected.

The Company's growth is partially dependent on the acquisition and successful integration of other businesses.

        The Company has a long standing acquisition program and expects to continue acquiring businesses. Typically, the Company considers acquiring small companies in similar industries. Acquisitions of this type involve numerous risks, which may include potential difficulties integrating the business into existing operations; a failure to realize expected growth, synergies and efficiencies; increasing dependency on the markets served by certain businesses; increased debt to finance the acquisitions or the inability to obtain adequate financing on reasonable terms.

        The Company also considers the acquisition of businesses that may operate independent of existing operations and could increase the possibility of diverting management's attention from its existing operations.

        The successful integration of our acquired businesses is dependent upon the realization of efficiencies and synergies. If these integration initiatives do not occur, there may be a negative effect on the Company's business, financial condition, results of operations and cash flows.

        If the Company is unable to successfully integrate any acquired business or realize the growth, synergies and efficiencies that were expected when determining the purchase price, goodwill and other intangible assets acquired may be considered impaired, resulting in an adverse impact on the Company's results of operations.

The Company has significant concentrations in the commercial construction market.

        For the year ended December 31, 2016, approximately 56% of the Company's revenues and approximately 85% of its earnings before interest and taxes (excluding Corporate expenses and including impairment charges of $141.5 million) were generated by the Construction Materials segment. Construction spending is affected by economic conditions, changes in interest rates, demographic and population shifts and changes in construction spending by federal, state and local governments. A decline in the commercial construction market could adversely affect the Company's business, financial condition, results of operations and cash flows. Additionally, adverse weather conditions such as heavy or sustained rainfall, cold weather and snow can limit construction activity and reduce demand for roofing materials. Weather conditions can also be a positive factor, as demand for roofing materials may rise after harsh weather conditions due to the need for replacement materials.

        The Construction Materials segment competes through pricing, among other factors. Increased competition in this segment has placed, and could continue to place, negative pressure on operating results in future periods.

The Company is subject to risks arising from international economic, political, legal and business factors.

        The Company has increased, and anticipates that it will continue to increase, its presence in global markets. Approximately 23% of the Company's revenues in 2016 were generated outside the United States. The Company expects this percentage will grow as the Company continues to expand its international sales efforts. In addition, to compete globally, all of the Company's segments have operations outside the United States.

        The Company's increasing reliance on international revenues and international manufacturing bases exposes its business, financial condition, operating results and cash flows to a number of risks, including price and currency controls; government embargoes or foreign trade restrictions; extraterritorial effects of U.S. laws such as the Foreign Corrupt Practices Act; expropriation of assets; war, civil uprisings, acts of terror and riots; political instability; nationalization of private enterprises; hyperinflationary conditions; the necessity of obtaining governmental approval for new and continuing products and operations, currency conversion, or repatriation of assets; legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied; cost and availability of international shipping channels; and customer loyalty to local companies.

The loss of, or a significant decline in business with, one or more of the Company's key customers could adversely affect the Company's business, financial condition, results of operations and cash flows.

        The Company operates in several specialty niche markets in which a large portion of the segment's revenues are attributable to a few large customers. A significant reduction in purchases by one or more of these customers could have a material adverse effect on the business, financial condition, results of operations, or cash flows of one or more of the Company's segments.

        Some of the Company's key customers enjoy significant purchasing power that may be used to exert pricing pressure on the Company. Additionally, as many of the Company's businesses are part of a long supply chain to the ultimate consumer, the Company's business, financial condition, results of operations, or cash flows could be adversely affected if one or more key customers elects to in-source or find alternative suppliers for the production of a product or products that the Company currently provides.

Raw material costs are a significant component of the Company's cost structure and are subject to volatility.

        The Company utilizes petroleum-based products, steel and other commodities in its manufacturing processes. Raw materials, including inbound freight, accounted for approximately 59% of the Company's cost of goods sold in 2016. Significant increases in the price of these materials may not be recovered through selling price increases and could adversely affect the Company's business, financial condition, results of operations and cash flows. The Company also relies on global sources of raw materials, which could be adversely impacted by unfavorable shipping or trade arrangements and global economic conditions.

If the Company or its business partners are unable to adequately protect the Company's information assets from cyber-based attacks or other security incidents, the Company's operations could be disrupted.

        The Company is increasingly dependent on information technology, including the internet, for the storage, processing and transmission of its electronic, business-related, information assets. Cybersecurity incidents are increasing in frequency, evolving in nature and include, but are not limited to, installation of malicious software, unauthorized access to data and other electronic security breaches that could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information and the corruption of data. The Company leverages its internal information technology infrastructures, and those of its business partners, to enable, sustain and protect its global business interests. In the event that the Company or its business partners are unable to prevent, detect and remediate cyber-based attacks or other security incidents in a timely manner, the Company's operations could be disrupted or the Company may incur financial or reputational losses arising from the theft, alteration, misuse, unauthorized disclosure, or destruction of its information assets.

Currency fluctuation could have a material impact on the Company's reported results of business operations.

        The Company's global net sales and other activities are translated into U.S. Dollars for reporting purposes. The strengthening or weakening of the U.S. Dollar could result in unfavorable translation effects as the results of transactions in foreign countries are translated into U.S. Dollars. In addition, sales and purchases in currencies other than the U.S. Dollar expose the Company to fluctuations in foreign currencies relative to the U.S. Dollar. Increased strength of the U.S. Dollar will decrease the Company's reported revenues or margins in respect of sales conducted in foreign currencies to the extent the Company is unable or determines not to increase local currency prices. Likewise, decreased strength of the U.S. Dollar could have a material adverse effect on the cost of materials and products purchased overseas. Many of the Company's sales that are exported by its U.S. subsidiaries to foreign countries are denominated in U.S. Dollars, reducing currency exposure. However, increased strength of the U.S. Dollar may decrease the competitiveness of our U.S. subsidiaries' products that are sold in U.S. Dollars within foreign locations.

        The Company has entered into foreign currency forward contracts to mitigate the exposure of certain of our results of operations and cash flows to such fluctuations.

Dispositions, failure to successfully complete dispositions, or restructuring activities could negatively affect the Company.

        From time to time, the Company, as part of its commitment to concentrate on its core business, may dispose of all or a portion of certain businesses. Such dispositions involve a number of risks and present financial, managerial and operational challenges, including diversion of management attention from the Company's core businesses, increased expense associated with the dispositions, potential disputes with the customers or suppliers of the disposed businesses, potential disputes with the acquirers of the disposed businesses and a potential dilutive effect on the Company's earnings per share. If dispositions are not completed in a timely manner there may be a negative effect on the Company's cash flows and/or the Company's ability to execute its strategy.

        Additionally, from time to time, the Company may undertake consolidation and other restructuring projects in an effort to reduce costs and streamline its operations. Such restructuring activities may divert management attention from the Company's core businesses, increase expenses on a short-term basis and lead to potential disputes with the employees, customers or suppliers of the affected businesses. If restructuring activities are not completed in a timely manner or if anticipated cost savings, synergies and efficiencies are not realized there may be a negative effect on the Company's business, financial condition, results of operations and cash flows.

        During 2016, the Company implemented cost reduction plans and incurred restructuring and severance charges of $15.5 million, primarily resulting from a reduction in workforce, facility consolidation and relocation and lease termination costs associated with our Interconnect Technologies segment, Fluid Technologies segment and Corporate office.

The Company's operations are subject to regulatory risks.

        Certain products manufactured by our businesses operating in the aerospace and medical markets are subject to extensive regulation by the FAA and FDA, respectively. It can be costly and time-consuming to obtain and maintain regulatory approvals as well as maintain certifications to supply our products to OEM aerospace customers and to obtain regulatory approvals to market medical devices. Product approvals subject to regulations might not be granted for new devices on a timely basis, if at all. Proposed new regulations or changes to regulations could result in the need to incur significant additional costs to comply. Continued government scrutiny, including reviews of the FDA medical device pre-market authorization and post-market surveillance processes, may impact the requirements for our medical device interconnect components. Failure to effectively respond to changes to applicable laws and regulations or comply with existing and future laws and regulations may have a negative effect on the Company's business, financial condition, results of operations and cash flows.

Risks Related to the Notes

We have a holding company structure in which our subsidiaries conduct substantially all of our operations and own our operating assets, which may affect our ability to make payments on the Notes.

        We have a holding company structure and our subsidiaries conduct substantially all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the Notes depends on the performance of our subsidiaries and their ability to distribute funds to us. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the Notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the Notes.

The Notes will be effectively subordinated to existing or future indebtedness and liabilities of our subsidiaries.

        The Notes are exclusively our obligations and not obligations of our subsidiaries. As a result, holders of the Notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of our subsidiaries. Claims of those other creditors, including trade creditors, governmental authorities and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the Notes. As a result, rights of payment of holders of our indebtedness, including the holders of the Notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. Our subsidiaries are generally not prohibited from incurring additional indebtedness. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have a priority over our interest in the subsidiaries, our ability to pay our obligations on the Notes could be adversely affected. As of September 30, 2017, we had approximately $785 million of indebtedness outstanding, of which approximately $200,000 consisted of indebtedness of our subsidiaries.

We may not be able to repurchase all of the Notes upon a Change of Control Triggering Event, which would result in a default under the Notes.

        We will be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the Notes. However, we may not have sufficient funds to repurchase the Notes in cash at such time. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Notes.

An increase in market interest rates could result in a decrease in the value of the Notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline.

Negative covenants in the indenture will have a limited effect.

        The indenture governing the Notes contains only limited negative covenants that apply to us and our subsidiaries. These covenants do not limit the amount of additional unsecured debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the indenture does not protect holders of the Notes in the event of a highly leveraged transaction involving us or if we experience significant adverse changes in our financial condition or results of operations. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the Notes.

        The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after this offering is completed. However, none of the underwriters is obligated to make a market in the Notes and, even if the underwriters commence market making, they may cease their market-making at any time. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for the Notes. If an active market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as "expect," "foresee," "anticipate," "believe," "project," "should," "estimate," "will," "plans," "forecast" and similar expressions, and reflect our expectations concerning the future. Such statements are made based on known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as:

  •
  increasing price and product/service competition by foreign and domestic competitors, including new entrants;

  •
  technological developments and changes;

  •
  the ability to continue to introduce competitive new products and services on a timely, cost effective basis;

  •
  our mix of products/services;

  •
  increases in raw material costs which cannot be recovered in product pricing;

  •
  domestic and foreign governmental and public policy changes including environmental and industry regulations;

  •
  threats associated with and efforts to combat terrorism;

  •
  protection and validity of patent and other intellectual property rights;

  •
  the successful integration and identification of our strategic acquisitions;

  •
  the cyclical nature of our businesses; and

  •
  the outcome of pending and future litigation and governmental proceedings.

        In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance.

        Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We expect the net proceeds from the sale of the Notes to be approximately $         million, after deducting the underwriting discount and offering expenses payable by us. We will use the net proceeds to repay $         million of indebtedness under our credit facility, including indebtedness incurred to fund the acquisition of Accella, and for general corporate purposes.

        As of September 30, 2017, we had $815 million available under our credit facility and $185 million outstanding. The amount of outstanding indebtedness under our credit facility immediately prior to the time of this offering is expected to be approximately $800 million. Borrowings under the credit facility were incurred in connection with our acquisition of Accella on November 1, 2017, including fees and expenses associated therewith. The average annual interest rate of borrowings under the credit facility during the nine month period ended September 30, 2017 was 2.65%. Certain underwriters or certain of their affiliates are lenders under the credit facility and will receive a portion of the net proceeds from the offering. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31					Nine Months Ended September 30, 2017
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	10.6	11.2	9.3	8.5	10.6	13.2

        For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor, which is considered as one-third of total rent expense.

SELECTED FINANCIAL DATA

        The selected historical consolidated financial data of the Company for the year ended December 31, 2016 has been derived from our audited consolidated financial statements included in the documents incorporated by reference herein. The selected historical consolidated financial data as of and for the nine months ended September 30, 2017 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and results of operations for this period have been included. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated by reference herein. See the section entitled "Where You Can Find More Information" in the accompanying prospectus.

(in millions except for per share data)	First Nine Months 2017	Twelve Months 2016
Summary of Operations
Net sales	$3,018.1	$3,675.4
Cost of goods sold	2,144.9	2,518.1
Selling and administrative expenses	433.5	532.0
Research & development expenses	40.2	48.1
Impairment charges	—	141.5
Other (income) expense, net	1.1	(5.4)

Earnings before interest and income taxes	398.4	441.1
Interest Expense	21.4	30.6

Earnings before income taxes from continuing operations	377.0	410.5
Income tax expense	126.8	159.7

Income from continuing operations	$250.2	$250.8

Earnings Per Share
Weighted-average shares outstanding (two-class method)
Basic	63,503	64,226
Diluted	63,916	64,883
Earnings per share from continuing operations
Basic	$3.91	$3.87
Diluted	$3.89	$3.83

Balance Sheet Data	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$147.6	$385.3
Receivables, net	690.8	511.6
Inventories	454.8	377.0
Prepaid expenses	25.3	24.3
Other current assets	43.2	57.0
Property, plant and equipment	698.5	632.2
Goodwill, net	1,212.8	1,081.2
Other intangible assets, net	1,018.6	872.2
Other long-term assets	26.3	25.0

Total assets	$4,317.9	$3,965.8

Liabilities and Shareholders' Equity
Accounts payable	$328.9	$243.6
Accrued expenses	277.4	246.7
Deferred revenue	29.3	23.2
Long-term debt	781.9	596.4
Deferred revenue	182.4	172.0
Other long-term liabilities	281.7	217.0
Common stock	78.7	78.7
Additional paid-in capital	346.8	335.3
Deferred compensation-equity	11.9	10.3
Treasury shares, at cost	(652.6)	(382.6)
Accumulated other comprehensive income	(77.3)	(122.2)
Retained earnings	2,728.8	2,547.4

Total liabilities and shareholders' equity	$4,317.9	$3,965.8

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under the caption "Description of Debt Securities" in the accompanying prospectus, to which description reference is hereby made. Except as otherwise defined herein, capitalized terms defined in the accompanying prospectus have the same meanings when used herein.

General

        The 20    Notes initially will be limited to $            aggregate principal amount and will mature on                , 20     . The 20    Notes initially will be limited to $            aggregate principal amount and will mature on                , 20    . The Notes will be issued pursuant to an indenture dated as of January 15, 1997 between the Company and U.S. Bank National Association, as trustee (as successor to State Street Bank and Trust Corporation, as successor to Fleet National Bank), as supplemented from time to time. We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may, from time to time, without the consent of the existing holders of a series of Notes, issue additional notes under the indenture having the same terms as the Notes of such series in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Notes of such series being offered by this prospectus supplement. In addition to the Notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

        Interest at the applicable annual rate set forth on the cover page of this prospectus supplement will accrue from                , 2017 and is to be payable semi-annually in arrears on                 and                of each year, commencing                , 2018, to the persons in whose names the Notes are registered at the close of business on the preceding                and                 , respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All payments on the Notes will be made in United States dollars.

        If any interest payment date, any redemption date or the maturity date falls on a day that is not a business day, the required payment of principal and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the date of such payment on the next succeeding business day. Interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable.

        The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries. The Notes will not be subject to any sinking fund.

        The discharge and defeasance provisions and the covenant provisions described in the accompanying prospectus under the captions "Description of Debt Securities—Defeasance" and "—Covenants Applicable to Senior Securities" will apply to the Notes.

Optional Redemption

        At any time prior to                , 20    , in the case of the 20    Notes, and                , 20    , in the case of the 20    Notes, (            months and                months prior to maturity of the 20    Notes and the 20    Notes, respectively) (each, the applicable "Par Call Date"), the Notes may be redeemed at our option, at any time in whole or from time to time in part at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the applicable Par Call Date (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus            basis points with respect to the 20    Notes and            basis points with respect to the 20    Notes;

plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

        At any time on or after                , 20    , in the case of the 20    Notes, and                , 20    , in the case of the 20    Notes, (             months and                months prior to maturity of the 20    Notes and the 20    Notes, respectively), the Notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on such Notes through the redemption date.

        As used in this section "—Optional Redemption," the following terms have the following meanings:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming, for this purpose, that the 20    Notes and the 20    Notes matured on the applicable Par Call Date).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if the trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or (3) if only one Reference Treasury Dealer Quotation is provided, such quotation.

        "Independent Investment Banker" means one of the Reference Treasury Dealers or another independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means each of (i) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC; (ii) a primary U.S. Government securities dealer (a "Primary Treasury Dealer") selected by SunTrust Robinson Humphrey, Inc.; and (iii) one other Primary Treasury Dealer selected by us, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Holders of the Notes to be redeemed will receive notice of such redemption at least 30 and not more than 60 days before the redemption date. Once notice of redemption is delivered, the Notes to be redeemed will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee in accordance with the procedures of The Depository Trust Company ("DTC") or by the trustee by a method the trustee deems to be fair and appropriate.

Offer to Purchase Upon Change of Control Triggering Event

        If a Change of Control Triggering Event (defined below) occurs, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your Notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (collectively, the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will mail, or cause the trustee to mail, a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control (as defined below) provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the trustee or paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in the principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and (2) purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our and our subsidiaries' properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

        Under a Delaware Chancery Court interpretation of the below definition of "Continuing Directors," a board of directors may approve for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. We believe that this interpretation permits Carlisle's Board of Directors to approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a "Change of Control" that would trigger the holder's right to require Carlisle to repurchase its Notes as described above.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Capital Stock" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

        "Continuing Directors" means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a director subsequent to that date and whose nomination for election by our stockholders, appointment or other election, is duly approved by a majority of the continuing directors on the board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the entire board of directors in which such individual is named as nominee for director.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Service, Inc.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Rating Event" means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "S&P" means Standard & Poor's Ratings Services, a division of S&P Global, Inc.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Book-Entry Notes

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        The Notes will be offered and sold in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each such global note will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, or Depositary, and registered in the name of Cede & Co. (as nominee of DTC). Unless and until it is exchanged in whole or in part for Notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC holds securities that participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

        Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation ("DTCC"). DTCC is the holding company for DTC. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants," and together with Direct Participants, "Participants"). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of the Notes under DTC's book-entry system must be made by or through Direct Participants, which will receive a credit for the Notes on the records of DTC. The ownership interest of each actual purchaser of the Notes ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct Participants and Indirect Participants (collectively, "DTC Participants") acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the Notes is discontinued.

        Upon the issuance of a registered global note, DTC will credit, on its book-entry registration and transfer system, the DTC Participants' accounts with the respective principal or face amounts of the Notes beneficially owned by the DTC Participants. Any dealers, underwriters or agents participating in the distribution of the Notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of DTC Participants, and on the records of the DTC Participants, with respect to interests of persons holding through the DTC Participants.

        To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Notes in definitive form are required to be printed and delivered to each holder.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Notes in definitive form will be printed and delivered.

        So long as DTC, or its nominee, is the registered owner of a registered global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the book-entry notes represented by the Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for that global note and, if that person is not a DTC Participant, on the procedures of the DTC Participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of these Notes in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in a global note.

        We will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC's practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that global note, is to immediately credit the DTC Participants' accounts in amounts proportionate to their respective beneficial interests in that global note as shown on the records of the Depositary. Payments by DTC Participants to owners of beneficial interests in a global note held through DTC Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name," and will be the responsibility of those DTC Participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to Direct Participants is the responsibility of Cede & Co. Disbursement of such payments to the Beneficial Owners is the responsibility of DTC Participants. None of Carlisle, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Distributions with respect to the global notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

        Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The

Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the participants in the Depositary will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

        Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This summary is based on the U.S. Internal Revenue Code of 1986 (the "Code") and the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below, and there can be no assurance the IRS or a court will not take a contrary position regarding these matters.

Prospective purchasers of Notes should consult their own tax advisors with respect to the U.S. federal, state, local and other tax consequences of purchasing, owning or disposing of Notes.

        This summary is for general information only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations relating to the purchase, ownership and disposition of Notes. It does not address alternative minimum tax consequences or the additional tax on net investment income, nor does it address the U.S. federal estate and gift tax or any state, local or non-U.S. tax consequences. This summary is limited to consequences to holders that purchase the Notes for cash at original issue at their "issue price" (i.e., the first price at which a substantial amount of the Notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the Notes as "capital assets" (generally, property held for investment).

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Notes in light of their specific circumstances or the tax considerations applicable to holders that may be subject to special U.S. federal income tax rules, such as: financial institutions; insurance companies; real estate investment trusts; regulated investment companies; brokers, dealers or traders in stocks, securities or currencies or notional principal contracts; tax-exempt entities; former citizens or long-term residents of the United States; U.S. Holders (as defined below) that have a functional currency that is not the U.S. dollar; persons that will hold Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; "controlled foreign corporations;" "passive foreign investment companies;" and partnerships or other pass-through entities or investors therein. If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships considering an investment in Notes, and the partners in those partnerships, should consult their own tax advisors.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Notes that is not a U.S. Holder.

Effect of Certain Contingencies

        In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the Notes or may pay amounts at times other than on the scheduled interest payment dates or the maturity date (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Offer to Purchase Upon Change in Control Triggering Event"). These potential payments may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments." Although the matter is not free from doubt, we intend to take the position that the possibility of the foregoing payments does not result in the Notes being treated as contingent payment debt instruments. Our position is binding on a holder subject to U.S. federal income taxation unless the holder discloses its contrary position to the IRS in accordance with applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue ordinary interest income on the Notes in an amount greater than, and with timing different from the timing described herein with respect to, the stated interest and to treat any gain realized on a taxable disposition of the Notes as ordinary interest income rather than capital gain. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

U.S. Holders

  Stated Interest

        Stated interest on the Notes will be taxable as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        The Notes are not expected to be issued with original issue discount ("OID") for U.S. federal income tax purposes. The Notes will be treated as issued with OID if their principal amount exceeds their issue price by at least a de minimis amount (0.25% of the principal amount multiplied by the number of complete years from the issue date of the Notes until their maturity). If the Notes are treated as issued with OID pursuant to these rules, a U.S. Holder would be required to include OID in income as it accrues based on a constant yield to maturity method before the receipt of corresponding cash payments. The remainder of this discussion assumes that the Notes are issued with less than a de minimis amount of OID.

  Sale or Other Taxable Disposition

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note generally equal to the difference between (i) the amount realized less amounts attributable to any accrued but unpaid stated interest (which will be taxable as ordinary interest income to the extent not previously included in income) and (ii) the U.S. Holder's adjusted tax basis in the Note. The amount realized includes the cash and the fair market value of any property received by the U.S. Holder in exchange for the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the amount that the U.S. Holder paid for the Note. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year. Long-term capital gains recognized by certain non-corporate persons, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to significant limitations.

  Information Reporting and Backup Withholding

        Payments of interest on the Notes or proceeds from the sale or other disposition of the Notes generally will be reported to the IRS, as required under applicable Treasury Regulations. Backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number and certification that it is not subject to backup withholding (generally on an IRS Form W-9) or otherwise fails to comply with the applicable backup withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain holders are exempt from information reporting and backup withholding, but may need to certify as to their exempt status. Potential holders should consult their own tax advisors regarding qualification for an exemption and the procedures for obtaining such an exemption.

Non-U.S. Holders

  Stated Interest

        Subject to the discussion below regarding backup withholding and FATCA, interest paid to a Non-U.S. Holder with respect to the Notes generally will not be subject to U.S. federal income or withholding tax provided that (i) such interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and (ii) the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  is not a "controlled foreign corporation" that is related directly or constructively to us through stock ownership;

  •
  is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  timely and properly provides the applicable withholding agent with a statement certifying, among other things, that the Non-U.S. Holder is not a "United States person" within the meaning of the Code (generally on IRS Form W-8BEN or W-8BEN-E).

        If the Non-U.S. Holder cannot satisfy any of the requirements set forth above, the interest received on the Notes will be subject to a 30% U.S. federal withholding tax unless the Non-U.S. Holder provides either (i) a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

        If the Non-U.S. Holder is engaged in a trade or business in the United States and the interest on the Note is effectively connected with the conduct of that trade or business, payments of interest will generally be subject to U.S. federal income tax in the same manner as described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). If the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or lower income tax treaty rate, if applicable) of its earnings and profits, subject to certain adjustments, that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

  Sale or Other Taxable Disposition

        Subject to the discussion below regarding backup withholding and FATCA, any gain recognized by a Non-U.S. Holder on a sale, exchange, redemption, retirement or other taxable disposition of a Note generally will not be subject to U.S. federal income tax provided that:

  •
  such gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; and

  •
  if the Non-U.S. Holder is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        If the Non-U.S. Holder is engaged in a trade or business in the United States and the gain recognized on the disposition is effectively connected with the conduct of that trade or business, the disposition of Notes will generally be subject to U.S. federal income tax in the same manner as described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). If the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or lower income tax treaty rate, if applicable) of its earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. If the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition, such gain (which may be offset by certain U.S. source losses) generally will be subject to a 30% tax (or lower income tax treaty rate, if applicable).

        To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

  Information Reporting and Backup Withholding

        Payments of interest on the Notes generally will be reported to the IRS, as required under applicable Treasury Regulations. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Payments of proceeds from the sale or other disposition of the Notes generally will be subject to information reporting if the disposition is effected within the United States or through certain U.S.-related financial intermediaries unless the Non-U.S. Holder provides the applicable withholding agent with a statement certifying, among other things, that the Non-U.S. Holder is not a "United States person" within the meaning of the Code (generally on IRS Form W-8BEN or W-8BEN-E). Payments subject to information reporting may be subject to backup withholding if the Non-U.S. Holder fails to certify the holder's non-U.S. status as described above. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS. Potential holders should consult their own tax advisors regarding qualification for an exemption and the procedures for obtaining such an exemption.

Foreign Account Tax Compliance

        Sections 1471 through 1474 of the Code (commonly referred to as "FATCA") impose a separate reporting regime and potentially a 30% withholding tax on certain payments, including payments of interest on the Notes and, in the case of a sale or other disposition of Notes after December 31, 2018, payments of gross proceeds from such disposition. Withholding under FATCA generally applies to payments made to or through a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. These rules generally require (i) in the case of a "foreign financial institution", that the financial institution agree to identify and provide information in respect of financial accounts held

(directly or indirectly) by U.S. persons and U.S.-owned entities, and, in certain instances, to withhold on payments to account holders that fail to provide the required information, and (ii) in the case of a non-financial foreign entity, that the entity either identify and provide information in respect of its "substantial U.S. owners" or certify that it has no such U.S. owners.

        Holders typically will be required to furnish certifications (generally on an IRS Form W-9 or the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the noteholder satisfies the holder's own FATCA obligations.

        The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. You are encouraged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the Notes, including the applicability of any intergovernmental agreements.

UNDERWRITING (CONFLICTS OF INTEREST)

        We are offering the Notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are the representatives of the underwriters (the "Representatives"). We have entered into a firm commitment underwriting agreement, dated the date of this prospectus supplement, with the Representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed opposite its name in the following tables:

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Total	$

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

        We have been advised by the underwriters that the underwriters propose to offer the Notes initially to the public at the public offering price shown on the cover page hereof and to certain dealers at that price less a selling concession of        % of the principal amount of the 20    Notes and        % of the principal amount of the 20     Notes. The underwriters may allow, and such dealers may reallow, a concession of        % of the principal amount of the 20    Notes and        % of the principal amount of the 20    Notes on sales to certain other dealers. After the initial offering of the Notes, the underwriters may change the offering price and other selling terms.

        The following tables show the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per 20 Note		%
Per 20 Note		%

        We estimate that our expenses for this offering, not including the underwriting discount, will be approximately $            and will be payable by us.

        We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for either series of the Notes or that an active public market for either series of Notes will develop. If an active public trading market for a series of Notes does not develop, the market price and liquidity of the Notes of that series may be adversely affected.

        In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Relationships

        Certain underwriters or certain of their affiliates are lenders under our credit facility. In addition, under the credit facility, an affiliate of J.P. Morgan Securities, LLC is the administrative agent, J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are joint leader arrangers and bookrunners, and an affiliate of each of Merrill Lynch, Pierce, Fenner & Smith, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are co-syndication agents.

        The underwriters and their affiliates engage in transactions with, and perform services for, us, our subsidiaries and our affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial and investment banking and financial advisory transactions with us, our subsidiaries and our affiliates. Such underwriters and their affiliates have received customary compensation and expenses for these transactions.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Of the underwriters or affiliates of the underwriters that have a lending relationship with us, certain of those underwriters or their affiliates will routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

        Certain underwriters or certain of their affiliates are lenders under our credit facility. In addition, an affiliate of J.P. Morgan Securities, LLC is the administrative agent under the credit facility, J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, SunTrust Robinson

Humphrey, Inc. and Wells Fargo Securities, LLC are joint leader arrangers and bookrunners, and an affiliate of each of Merrill Lynch, Pierce, Fenner, & Smith, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are co-syndication agents. As described herein under "Use of Proceeds," we will use the net proceeds from this offering to repay a portion of indebtedness outstanding under our credit facility. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority ("FINRA"). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121 and, as a result, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of securities that are rated investment grade, as defined by FINRA Rule 5121.

Offering Restrictions

        No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to the Company, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area (each, a "Member State"), no offer of Notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Member State.

        The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005,as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company, or the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

        The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

        The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Joint Lead Manager has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

            (i)  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

           (ii)  where no consideration is or will be given for the transfer;

          (iii)  where the transfer is by operation of law;

          (iv)  as specified in Section 276(7) of the SFA; or

           (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Hong Kong

        Each Joint Lead Manager (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Korea

        The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of Securities of Korea, a "Korean QIB") registered with the Korea Financial Investment Association (the "KOFIA") as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the Initial Purchasers shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Taiwan

        The Notes have not and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) ("Corporations Act")) has been or will be lodged with the Australian Securities and Investments Commission ("ASIC") or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

        The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:

  (a)
  the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least $500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

  (b)
  the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

  (c)
  the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

  (d)
  the offer or invitation does not constitute an offer or invitation to a person in Australia who is a "retail client" as defined for the purposes of Section 761G of the Corporations Act; and

  (e)
  such action does not require any document to be lodged with ASIC or the ASX.

 LEGAL MATTERS

        The validity of the Notes offered by this prospectus supplement will be passed upon for us by Dorsey & Whitney LLP. Certain other legal matters will be passed upon for us by Steven J. Ford, our Vice President, Secretary and General Counsel. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with this offering. Mr. Ford is a full-time employee of the Company and owns shares of common stock of the Company. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to the Company and its subsidiaries.

EXPERTS

        The consolidated financial statements of Carlisle Companies Incorporated appearing in Carlisle Companies Incorporated's Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Carlisle Companies Incorporated's internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CARLISLE COMPANIES INCORPORATED

Debt Securities
Preferred Stock
Common Stock
Warrants
Units

        We may offer and sell, from time to time, in one or more offerings, senior or subordinated debt securities, preferred stock, common stock, warrants and units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        The specific terms of any securities to be offered will be described in a related prospectus supplement or term sheet. You should read this prospectus and the related prospectus supplement or term sheet carefully before you invest in our securities.

        The common stock of the Company is listed on the NYSE and trades under the ticker symbol "CSL".

        Investing in our securities involves risks. See "Risk Factors" on page 3 of this prospectus, and contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2017.

i

ABOUT THIS PROSPECTUS

        The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, other offering materials or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. This prospectus contains a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering and the manner in which they may be offered. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. If so, the prospectus supplement or term sheet should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement or term sheet, together with additional information described under the heading "Where You Can Find More Information", before making an investment decision. As used in this prospectus, the terms "we," "us" and "our" refer to Carlisle Companies Incorporated, a Delaware corporation, whose common stock is publicly traded on the New York Stock Exchange under the symbol "CSL", and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information about us is also available there.

        This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than information furnished under Items 2.02 or 7.01 of Form 8-K) until our offering of the securities covered by this registration statement has been completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2016 (including the portions of our definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that are incorporated by reference therein).

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

  •
  Current Reports on Form 8-K filed on February 15, 2017 (as amended by Form 8-K/A filed on April 12, 2017), February 24, 2017, May 1, 2017, May 19, 2017, October 2, 2017 and November 1, 2017 (excluding information furnished under Items 2.02 or 7.01).

        Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.carlisle.com. The contents of the website are not incorporated by reference into this prospectus. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

    Hanover Square Investor Relations
    220 S. Warren St. 10th Floor
    Syracuse, NY 13202
    P (315) 436-3183

RISK FACTORS

        Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

        If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected.

THE COMPANY

        Carlisle Companies Incorporated ("Carlisle", the "Company", "we," "us," or "our") is a diversified manufacturing company focused on achieving profitable growth internally through new product development and product line extensions, and externally through acquisitions that complement our existing technologies, products and market channels. The Company has approximately 12,000 employees and approximately 1,600 temporary workers in its continuing operations. Carlisle manages its businesses under the following segments:

  •
  Carlisle Construction Materials ("CCM" or "Construction Materials").  The Construction Materials segment is a market leader in designing, manufacturing and selling rubber, thermoplastic polyolefin, and polyvinyl chloride membrane, and metal roofing systems. CCM also manufactures and distributes energy-efficient rigid foam insulation panels for all roofing applications. Through its coatings and waterproofing operations, this segment manufactures and sells liquid and spray-applied waterproofing membranes, vapor and air barriers, roofing underlayments and HVAC duct sealants and hardware for the commercial and residential construction markets. Through its Insulfoam division, the segment manufactures block molded expanded polystyrene for a variety of end markets, predominantly roofing and waterproofing. The majority of CCM's products are sold through a network of authorized sales representatives and distributors.

  •
  Carlisle Interconnect Technologies ("CIT" or "Interconnect Technologies").  The Interconnect Technologies segment is a market leader in designing, manufacturing and selling high-performance wire, cable, connectors, contacts and cable assemblies, as well as satellite communication equipment, for the transfer of power and data primarily for the aerospace, medical, defense electronics, test and measurement equipment and select industrial markets

  •
  Carlisle Fluid Technologies ("CFT" or "Fluid Technologies").  Acquired in April 2015, the Fluid Technologies segment is a market leader in designing, manufacturing and selling highly-engineered liquid and powder finishing equipment and system components primarily in the automotive, automotive refinishing, aerospace, agriculture, construction, marine and rail industries.

  •
  Carlisle Brake & Friction ("CBF" or "Brake & Friction").  The Brake & Friction segment is a market leader in designing, manufacturing and selling high-performance braking products and systems and clutch transmission friction products for off-highway, on-highway, aircraft and other industrial applications. CBF also includes the performance racing group which designs, manufactures and sells high-performance motorsport braking products

  •
  Carlisle FoodService Products ("CFS" or "FoodService Products").  The FoodService Products segment is a market leader in designing, manufacturing and selling commercial foodservice and janitorial products with three main focus markets. CFS is a leading provider of (i) tabletop dining supplies, table coverings and display serving ware, (ii) food preparation, storage and handling and transport supplies and tools, and (iii) cleaning and sanitation tools and waste handling for restaurants, hotels, hospitals, nursing homes, business and industry work sites and education and government facilities

        Carlisle is a multi-national company that designs, manufactures, and sells a wide range of products primarily throughout North America, Western Europe, and the Asia Pacific region. Resources are allocated among the operating companies based on management's assessment of their ability to obtain leadership positions and competitive advantages in the markets they serve.

        The Company's executive offices are located at 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. The Company's main telephone number is (480) 781-5000.

 USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement or term sheet, we will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include additions to working capital, capital expenditures, acquisitions or the retirement of existing indebtedness through repayment, redemption or exchange.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's ratio of earnings to fixed charges for the years ended December 31 as indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017
Ratio of earnings to fixed charges	10.6	11.2	9.3	8.5	10.6	13.2

        For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes from continuing operations, less interest on tax liabilities, plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, but excluding interest on tax liabilities) and the portion of rental expense that is representative of the interest factor, which is considered as one-third of total rent expense.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other specific terms of any series of debt securities that we offer will be described in a related prospectus supplement. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, as described below. Second, the trustee performs certain administrative duties for us.

        The debt securities will be issued under an indenture dated as of January 15, 1997, unless otherwise set forth in the prospectus supplement, as it may be supplemented from time to time, between the Company and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Corporation, as successor-in-interest to Fleet National Bank) (the "Trustee") (the "Indenture"). The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. If there is more than one trustee under the Indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the series of debt securities for which it acts as the trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Because this section is a summary, it does not describe every aspect of the debt securities and the Indenture. We urge you to read the Indenture, because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use certain capitalized terms to signify terms that are specifically defined in the Indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indenture. We have filed the Indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy of the Indenture.

        Except if specified otherwise in the prospectus supplement, the debt securities will not be listed on any securities exchange.

General

        The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described under "Subordination".

        The Indenture provides that any debt securities proposed to be sold under this prospectus and the related prospectus supplement ("offered debt securities") as well as other unsecured debt securities issued by us, may be issued under the Indenture in one or more series.

        With respect to the offered debt securities and any underlying debt securities, you should read the related prospectus supplement for the following terms:

  •
  the title of the debt securities and whether they will be senior securities or subordinated securities;

  •
  the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

  •
  if other than the aggregate principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if other than the aggregate principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

  •
  the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which any interest will accrue, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year or twelve 30-day months;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  the form of the debt securities, if other than a registered global note;

  •
  if other than U.S. dollars, the Currency or Currencies of the debt securities;

  •
  whether the amount of payments of principal of (or premium, if any), or interest on, the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

  •
  the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

  •
  the applicability of the provisions of Article Thirteen of the Indenture under "Defeasance and Covenant Defeasance", and any modifications or additions to such provisions, if that Article is applicable to the debt securities;

  •
  any changes or additions to the Events of Default under the Indenture or our covenants with respect to the debt securities;

  •
  if other than denominations of a minimum of $1,000 and integral multiples thereof, the denominations in which the debt securities will be issued;

  •
  whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

  •
  if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

  •
  the designation of the Exchange Rate Agent, if applicable;

  •
  the person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

  •
  the manner for paying principal and interest and the manner for transferring the debt securities; and

  •
  any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.

        The Indenture does not limit the amount of debt securities that may be issued from time to time. Debt securities issued under the Indenture, when a single trustee is acting for all debt securities issued under the Indenture, are called the "Indenture Securities". The Indenture also provides that there may be more than one trustee, each with respect to one or more different series of indenture securities. See below "Resignation of Trustee." At a time when two or more trustees are acting under the Indenture, each with respect to only certain series, the term "Indenture Securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the Indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of Indenture Securities for which it is trustee. If two or more trustees are acting under the Indenture, then the Indenture Securities for which each trustee is acting would be treated as if issued under separate indentures.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity. We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

        We may issue some of the debt securities at a substantial discount (bearing no interest or interest at below market rates) ("Discount Securities") to their stated principal amount. In this case, you should read the prospectus supplement for any United States federal income tax consequences and other special considerations applicable to any such debt securities. If any series of debt securities is sold for, payable in or denominated in one or more currencies (other than U.S. dollars) the prospectus supplement will describe any restrictions, elections, terms and other information relating to those series and currencies, and will contain a discussion of the United States federal income tax and other considerations.

Covenants Applicable to Senior Securities

        Limitations on Secured Debt.    We covenant in the Indenture that neither we nor any of our subsidiaries will create, incur, issue, assume or guarantee any Debt (as defined below) secured by a pledge of, or mortgage or other lien on any of our Principal Property (as defined below) or the Principal Property, shares of stock or Debt of any significant subsidiary, unless the senior debt securities issued under the indenture are secured by this pledge, mortgage or lien equally and ratably with other indebtedness thereby secured, unless, after giving effect thereto the aggregate principal amount of all such secured Debt then outstanding which would otherwise be prohibited, plus all Attributable Debt (as defined below) of the Company and its significant subsidiaries in respect of sale and leaseback transactions (discussed below) after the first date of issuance of the applicable Debt which would otherwise be prohibited, would not exceed 10% of Consolidated Net Tangible Assets (as defined below).

        There are excluded from this covenant:

  •
  liens existing at the time the debt securities were first issued under the Indenture;

  •
  liens on property of any significant subsidiary existing at the time such subsidiary became a significant subsidiary;

  •
  liens in our favor or in favor of our subsidiaries;

  •
  liens in favor of the United States of America or any State or department or agency of the United States;

  •
  liens on any real or personal property existing at the time of acquisition of this property or created within one year of the acquisition;

  •
  liens to purchase property or to bear the costs of construction or improvement of such property; and

  •
  liens securing industrial revenue, development or similar bonds.

        Limitations on Sales and Leasebacks.    We covenant in the Indenture that neither we nor any of our significant subsidiaries will enter into any sale or leaseback transaction with respect to any Principal Property (except a lease for a temporary period, including renewals, not exceeding three years and except leases between us and certain of our subsidiaries or between those subsidiaries).

        This restriction does not apply if the following conditions are met:

  (i)
  after the transaction, the aggregate amount of all Attributable Debt (as defined below) with respect to all transactions of the same type occurring after the date of the Indenture and existing at that time (other than the sales and leaseback transactions as are in compliance with the provisions described in clause (ii) below) plus all our secured indebtedness then outstanding incurred after the date of the Indenture (which would otherwise be prohibited by the covenant described in "Limitations on Secured Debt" above) would not exceed 10% of Consolidated Net Tangible Assets (as defined below); or

  (ii)
  (a) the gross proceeds of the sales or transfer of the property leased equals or exceeds the fair market value of that property and (b) within one year after the sale or transfer, we or any of our subsidiaries: (1) apply all of the net proceeds to the retirement of our or our subsidiaries' Funded Debt (as defined below) (other than at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision) or (2) applies or commits to apply all of the net proceeds to the purchase of property, facilities or equipment (other than property, facilities or equipment involved in such sale) which will constitute Principal Property.

Certain Definitions

        Below is a summary of certain of the defined terms used in the Indenture.

        "Attributable Debt" is defined to mean, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by the Company, compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease, which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting (a) all current liabilities (excluding any constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet of the Company and its subsidiaries and computed in accordance with generally accepted accounting principles.

        "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Funded Debt" is defined to mean all Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

        "Principal Property" means any real property, manufacturing plant, warehouse or other physical facility and related fixtures and improvements, located in the United States of America (excluding the territories and possessions of the United States of America) and owned by the Company or any subsidiary, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which the board of directors of the Company declares by resolution is not of material importance to the total business conducted by the Company and its subsidiaries as an entirety.

        "Senior Indebtedness" is defined to mean all Debt of the Company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraph (6) or (7) of "Events of Default") on such Debt except (i) existing subordinated securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated securities, and (iii) such indebtedness as is by its terms expressly stated to rank pari passu with the subordinated securities.

Subordination

        The payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is expressly subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. The prospectus supplement may contain specific provisions regarding subordination of the subordinated securities, which may differ from the provisions described in Article Fourteen of the Indenture and summarized below.

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will receive payment in full of principal and interest before the holders of subordinated securities are entitled to receive any payment or distribution of cash, securities or other property. In addition, in the event of a dissolution, liquidation or other similar reorganization, until the Senior Indebtedness is paid in full, any payment or distribution to which holders of subordinated securities would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear.

        If a distribution is made to holders of subordinated securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated securities must hold the payment in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

        We will not make any payments with respect to subordinated securities or any deposit under the provisions described in "Defeasance" if:

  •
  any payment of principal, premium (if any) or interest, if any, on any Senior Indebtedness is not paid when due (after giving effect to any applicable grace periods); or

  •
  any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms.

        This will not apply, however, if the default has been cured or waived or has ceased to exist and the acceleration has been rescinded, or the Senior Indebtedness has been discharged or paid in full.

        In addition, we may make any payment with respect to subordinated securities without regard to the above restrictions, if we and the trustee receive written notice approving the payment from the representative of the Senior Indebtedness with respect to which there has been a failure in the payment or an event of default.

        If payment on the subordinated securities is accelerated because of an event of default, we or the trustee will promptly inform the holders of Senior Indebtedness or their representative of the acceleration. By reason of the subordination provisions contained in the Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of subordinated securities.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the prospectus supplement, or information incorporated by reference therein, will disclose the approximate amount of Senior Indebtedness outstanding as of a recent date.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the trustee for the payment of principal of and interest on the subordinated securities pursuant to the provisions in the Indenture described under "Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption".

Events of Default

        You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default?    The term "event of default" in respect of the debt securities of your series means any of the following:

  (1)
  We do not pay the principal of, or any premium on, a debt security of the series on its due date.

  (2)
  We do not pay interest on a debt security of the series within 30 days of its due date.

  (3)
  We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

  (4)
  We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

  (5)
  We do not make payments on any other indebtedness for money borrowed in excess of $20,000,000, such debt is accelerated and we remain in breach for 15 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

  (6)
  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

  (7)
  Any other event of default in respect of debt securities of the series described in the prospectus supplement occurs.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

        Remedies If an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If such indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or event of default.

        Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give the trustee written notice that an event of default has occurred and remains uncured.

  •
  The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

  •
  The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, any premium or interest; or

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

        Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default.

Modification or Waiver

        There are three types of changes we can make to the Indenture and the debt securities issued under the Indenture.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amounts due on a debt security, or any premium thereof;

  •
  reduce the interest rate or change the time of payment of the interest;

  •
  reduce any amount payable on redemption;

  •
  reduce the overdue rate (as defined in the Indenture);

  •
  adversely affect any right of repayment at the holder's option;

  •
  change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture; or

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the Indenture after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to the Indenture and the debt securities would require the following approval:

  •
  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

  •
  If the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in principal amount of each of the series affected by the change. In each case, the required approval must be given by written consent. The holders of a majority in principal amount of each of the series of debt securities issued under the Indenture, voting separately for this purpose, may waive our compliance with some of our covenants in that Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Modification or Waiver—Changes Requiring Your Approval".

        Any amendment to the Indenture will be made in the form of supplemental indentures, entered into between us and the trustee.

Consolidation, Merger and Sale of Assets

        Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  •
  Where we merge out of existence or sell our assets, the resulting entity must be a United States person and agree to be legally responsible for the debt securities.

  •
  The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no default test, a default would include an event of default that has occurred and has not been cured, as described under "Events of Default—What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

  •
  We must deliver certain certificates and documents to the trustee.

  •
  We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

        No merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the Indenture (see "Covenants Applicable to Senior Securities—Limitation on Secured Debt" above) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indentures under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordination". In order to achieve covenant defeasance, we must do the following:

  •
  deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

  •
  deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

  •
  We deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  •
  We deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you had subordinated securities, you would also be released from the subordination provisions described above under "Subordination".

Holders of Registered Debt Securities

        Book-entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under the Indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution. For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices,

  •
  whether it imposes fees or charges,

  •
  how it would handle a request for the holders' consent, if ever required,

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities, and

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What Is a Global Security?    As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When A Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

  •
  DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations When a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

  •
  if we notify the trustee that we wish to terminate that global security, or

  •
  if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults above under "Events of Default".

        The related prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the applicable trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds—funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

  •
  only in fully registered certificated form;

  •
  without interest coupons; and

  •
  unless we indicate otherwise in the prospectus supplement, in a minimum denomination of $1,000 and multiples thereof.

        Holders may exchange their certificated securities for debt securities of smaller denominations or fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

        The Trustee may resign or be removed with respect to one or more series of Indenture Securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of Indenture Securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

        Under our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 5,000,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our board of directors or a duly authorized committee thereof.

        On February 8, 1989, the board adopted a resolution creating a series of 25,000 shares of preferred stock (the "series A preferred stock"), whose rights, qualifications and restrictions are set forth in the certificate of designation, preference and rights of series A preferred stock. No shares of preferred stock had been issued as of November 2, 2017. See also "Description of Outstanding Capital Stock."

        Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our Certificate of Incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our Certificate of Incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        The specific terms of any preferred stock proposed to be sold under this prospectus and the related prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

General

        Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

        You should read the prospectus supplement for the terms of the preferred stock offered thereby, including the following:

  •
  The title and stated value of the preferred stock.

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  The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

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  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

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  The date from which dividends on the preferred stock will accumulate, if applicable.

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  The liquidation rights of the preferred stock.

  •
  The procedures for any auction and remarketing, if any, of the preferred stock.

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  The sinking fund provisions, if applicable, for the preferred stock.

  •
  The redemption provisions, if applicable, for the preferred stock.

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  Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

  •
  Whether the preferred stock will have voting rights and the terms thereof, if any.

  •
  Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

  •
  Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Subject to our Certificate of Incorporation and to any limitations contained in any outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

        If applicable, the prospectus supplement will also contain a discussion of the material federal income tax considerations relevant to the offering.

Dividends

        Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement.

        We may not declare dividends (other than dividends payable only in shares of the Company that is junior as to dividends and liquidation rights to the preferred stock ("Junior Stock")) on Junior Stock, unless cash dividends to which all outstanding shares of preferred stock shall be entitled for the current dividend period and (where such dividends are cumulative) for all past dividend periods, have been paid or declared and set apart in full.

Conversion and Exchange

        If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock.

Liquidation Rights

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of our preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or our reorganization, or a purchase or redemption of all or part of our outstanding shares, or a sale of all or substantially all our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

        If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

Voting Rights

        Except as indicated in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote.

 DESCRIPTION OF OUTSTANDING CAPITAL STOCK

        Our authorized capital stock consists of (i) 200,000,000 shares of common stock, $1.00 par value per share, and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share.

        On November 2, 2017, we had outstanding:

  •
  61,991,689 shares of common stock, and

  •
  stock options to purchase an aggregate of 1,483,410 shares of common stock (of which options to purchase an aggregate of 774,961 shares of common stock were currently exercisable).

        No preferred stock had been issued as of November 2, 2017.

        Because this section is a summary, it does not describe every aspect of our capital stock. We urge you to read the Certificate of Incorporation and our amended and restated by-laws (the "Bylaws") because they, and not this description, define your rights as a holder of our capital stock. We have filed the Certificate of Incorporation and Bylaws with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Common Stock

        Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends.

        Common shareholders of record on May 30, 1986 are entitled to five votes per share. Common stock acquired subsequent to that date entitles the holder to one vote per share until held four years, after which time the holder is entitled to five votes.

        The outstanding shares of our common stock are, and any shares of common stock offered under this prospectus and a prospectus supplement upon issuance and payment therefor will be, fully paid and non-assessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets.

        Our common stock is listed on the New York Stock Exchange under the ticker "CSL". The transfer agent and registrar is Computershare Investors Services.

        Classification of Board of Directors.    Our board of directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors may be to make it more difficult to acquire control of us.

        Removal of Directors.    The Certificate of Incorporation also provides that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors, provided that if there is a substantial stockholder (as defined below), the 66 2/3% vote must include the affirmative vote of at least 50% of the voting power of the outstanding shares of our voting capital stock held by stockholders other than the substantial stockholder.

        Director Nominations.    Our shareholders can nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in the Certificate of Incorporation. To nominate directors, shareholders must submit a written notice to our Corporate Secretary at least

90 days prior to the first anniversary of the last meeting of shareholders of the Company called for the election of directors, before a scheduled meeting. The notice must include the name and address of the shareholder and of the shareholder's nominee, the number of shares held by the shareholder as a beneficial owner (as defined in our Certificate of Incorporation), and any other information required by the securities laws and the SEC about the shareholder's nominee.

        Shareholders' Action.    The Certificate of Incorporation provides that no shareholder action may be taken by written consent of shareholders.

        Shareholders Special Meetings.    A special meeting of shareholders will be called upon the request of the holders of at least 66 2/3% of the voting stock of the Company.

        Supermajority Vote in Business Combinations.    Article Seventh of the Certificate of Incorporation provides that a merger, consolidation, sale of assets, sale of shares, share exchange, recapitalization, reorganization or other similar transaction (each defined as a "business combination") between us or a company controlled by or under common control with us and any individual, corporation or other entity which is defined in our Certificate of Incorporation as a "substantial stockholder" (in general, any individual or entity which owns or controls at least 15% of our voting capital stock), would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock meet the price requirements indicated in our Certificate of Incorporation. If a proposed business combination with a substantial stockholder does not meet this condition, then the transaction must be approved by the holders of at least 66 2/3% of the outstanding shares of voting capital stock held by our shareholders other than the substantial stockholder, unless: (i) a majority of the directors have expressly approved the business combination at a time when the substantial stockholder was not beneficial owner of 5% or more of the outstanding voting shares of the Company or (ii) the business combination is approved by a majority of the directors who are not affiliated with the substantial shareholder.

        The provisions of Article Seventh may not be amended, altered, changed or repealed except by the affirmative vote of at least 66 2/3% of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change or repeal. In addition, if there is a substantial stockholder, the 66 2/3% majority required to amend or repeal Article Seventh must include the affirmative vote of at least 50% of the shares held by shareholders other than the substantial stockholder.

DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

        We may issue warrants to purchase debt securities, preferred stock, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

  •
  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

  •
  whether such warrants will be issued in registered form;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

 DESCRIPTION OF UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties), as specified in a related prospectus supplement.

 PLAN OF DISTRIBUTION

        We may sell the offered securities as follows:

  •
  through agents;

  •
  to or through underwriters or dealers;

  •
  directly to other purchasers; or

  •
  through a combination of any of these methods of sale.

        We will identify any underwriters or agents and describe their compensation in a related prospectus supplement.

        We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        In order to facilitate the offering of our securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the securities and our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' or agents' option to purchase additional securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional securities or purchasing securities in the open market. In determining the source of the securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of our securities available for purchase in the open market as compared to the price at which they may purchase our securities through the option. "Naked" short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

        Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

        If we indicate in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement or term sheet, and we will specify in the related prospectus supplement or term sheet the commission payable for solicitation of such contracts.

 LEGAL OPINIONS

        The validity of the securities will be passed upon for us by Steven J. Ford, our Vice President, Secretary and General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Mr. Ford is a full-time employee of the Company and owns shares of common stock of the Company. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to the Company and its subsidiaries.

EXPERTS

        The consolidated financial statements of Carlisle Companies Incorporated appearing in Carlisle Companies Incorporated's Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CARLISLE COMPANIES INCORPORATED

$

Carlisle Companies Incorporated

        % Notes due 20

        % Notes due 20

PROSPECTUS SUPPLEMENT

November     , 2017

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	SunTrust Robinson Humphrey	Wells Fargo Securities